Exhibit 99.2

RENAISSANCE LEARNING, INC.

Q4 EARNINGS CONFERENCE CALL

January 27, 2011

Operator:  Good afternoon, ladies and gentlemen, and thank you for standing by. Welcome to Renaissance Learning's Fourth Quarter Earning Conference Call.

At this time, everyone is in a listen-only mode.

Later, there will be an opportunity for you to ask questions and instructions will be given at that time.

As a reminder, your conference is also being recorded.

At this time, I would like to introduce to you the Chief Financial Officer, Mary Minch.

Go ahead, Ms. Minch.

Ms. Mary Minch:  Good afternoon.  I’m Mary Minch, Chief Financial Officer of Renaissance Learning, and with me today is Glenn James, our Chief Executive Officer, and Steve Schmidt, our President and Chief Operating Officer.  We would like to welcome you to our fourth quarter conference call.

Before beginning, I need to point out that this call may include information constituting forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding growth initiatives and management's expectations with respect to orders and financial results for future periods.

These forward-looking statements are based on current expectations and various assumptions which management believes are reasonable.  Any such forward-looking

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statements involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or could contribute to such differences include those matters disclosed in our fourth quarter earnings release and in the Company's Securities and Exchange Commission filings, including Forms 10-K and 10-Q.

I’ll begin our call today with a review of the fourth quarter financial results, and then Steve and Glenn will provide some brief comments about our operations.  Following our comments, we’ll be happy to take your questions.

Fourth quarter revenue of $34.2 million was up 5.5 percent from fourth quarter 2009 revenue of $32.4 million.  Net income was $7.6 million or 26 cents per share compared to $6.7 million or 23 cents per share in the fourth quarter of 2009.

Our product revenue was flat to the prior year, reaching $22 million in the quarter.  Software revenues continued to grow as a result of revenue recognized from prior period subscription orders, but this was offset by a decline in hardware revenue, primarily NEOs and 2Know Classroom Response Systems, which were down about $1 million or about 25 percent.

Hardware unit shipments actually decreased by less than 5 percent, but the revenue decline was greater due to the hardware price decrease that we implemented a year ago.  This price decrease is now anniversaried, so future quarterly hardware revenue comparisons should be more positive.

Service revenue increased by about $1.9 million or 18 percent and reached yet another new quarterly record of $12.1 million this quarter.  Service revenues compared to

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the same quarter in the prior year have now increased for the last 15 straight quarters.  Nearly all service revenue categories increased in the quarter.

Our order pattern continues to become more and more seasonally weighted to the second and third quarters.  And as a result, we have been experiencing strong increases in deferred revenue in those periods.

In the fourth and first quarters, recognized revenue is typically greater than orders, which results in declines in deferred revenue.  As such, deferred revenue decreased by approximately $9 million in the current quarter.

Total gross profit margins for the quarter were 80.2 percent, down from 81.3 percent last year.  Product and service gross margins individually were about flat to the prior year.  Therefore, the overall decline in Q4 gross margins is simply due to a greater mix of service revenue, which carries a lower gross profit margin than do products.

Total operating expenses were about flat compared to the same quarter last year.  Selling and marketing expenses decreased about $200,000, primarily due to lower advertising costs.  General and administrative expenses increased about $400,000 due to higher share based compensation expense for restricted stock units granted related to the special dividend, due to increased wage expense primarily related to our new CEO, and due to a minor increase in consulting fees.

With respect to operating expenses going forward, we continue to expect selling and marketing expenses to fluctuate with order rates.  As mentioned in the press release, we’re optimistic regarding our long term prospects and opportunities and are therefore going to invest more in research and development.

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Although not yet evident this quarter, we expect increases in product development cost of approximately $400,000 to $500,000 per quarter over the next several quarters.

The fourth quarter tax rate was 33 percent, somewhat lower than normal due to changes in the tax law and to adjustments for tax positions taken in the current and prior year.  Excluding audit adjustments or changes in the tax law, we expect our effective rate for 2011 to be about 36 percent, although it will vary somewhat by quarter.

Operating cash flow was $11 million compared to $12.6 million in the fourth quarter of 2009.  The reduction in operating cash flow is primarily a result of lower orders in the quarter.

The quality of our accounts receivable remains strong, and days sales outstanding is just 30 days.

Now, I’ll turn it over to Steve to provide additional comments about our operations.

Mr. Steve Schmidt:  Thank you, Mary.

While we had a good quarter and year from a revenue and earnings standpoint, fourth quarter orders of $27 million were down 11 percent from fourth quarter of 2009.  This decline reflects the continued seasonal shift of subscription orders to earlier quarters, order strength in Q4 last year due to stimulus funding and the expected cautious purchasing behaviors from our customers who are struggling with budget cuts.

Hardware orders in particular were impacted by funding pressures as hardware is often viewed as a more discretionary purchase.  Fourth quarter hardware orders decreased about 27 percent to $3.7 million.

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Software orders also decreased in the quarter, despite slightly higher pricing due to the year ago subscription price increase.  The seasonal order pattern shift and a decline in new and upgrade school adoptions because of tighter school budgets were the primary reasons for the software decline.

Subscription renewals have held up very well considering the tough funding environment.  We completed our critical renewal period and are very pleased to report that renewal rates remain very strong.  Reading orders continued to show consistency with renewal rates again averaging in the mid 90 percent range.

In addition, for those schools that renew, our student renewal rate or utilization rate remains right at about 100 percent.

Math orders also continued a consistent renewal pattern in the mid 80 percent range for school renewals and also about 100 percent for student renewals in those schools that renew.

We added more than 1,000 new Renaissance Place schools in the fourth quarter.  Although these additions were somewhat offset by the non-renewing schools, which include schools that have closed, our total number of schools actively using Renaissance Place has now increased to about 34,000.  Of those RP schools, about 28 percent--I mean 28,000 or over 80 percent are hosted.

Schools using Accelerated Reader Enterprise number over 27,000, a net increase of more than 500 schools in the quarter.

As we've mentioned previously, we continue to see the customers upgrading to the enterprise version of Accelerated Reader from the desktop version on average increase their annual spending with us by over $1,000 per year in addition to adding

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hosting and professional development revenue.  For this reason, upgrading desktop schools to AR Enterprise continues to be an important growth opportunity for us, and we are putting substantial focus on continuing our progress on this front.

The Renaissance Place and hosting growth continues to have a significant impact on the makeup of our revenue.  Our subscriptions and related recurring services as a percent of our total software and services revenue was 69 percent in the quarter compared to 60 percent in the fourth quarter of 2009.

Now, I'd like to turn the floor over to Glenn for some additional comments on our business and outlook.  Glenn?

Mr. Glenn James:  As Steve mentioned, we expected a difficult order trend in the fourth quarter due to funding uncertainty and the seasonal changes, but I'm a glass is half full kind of guy and I think the fourth quarter demonstrates the underlying fundamental strength of our business model.

Renewal rates are high, reflecting our loyal and enthusiastic customer base and the hardware unit volume is holding up.  Top and bottom line results and cash flow remain healthy, demonstrating our sound business model and financial strength.  And our core competencies and effective, affordable products align well with market opportunities.

Race to the Top related needs fit our products, services and school improvement offering ideally.  And while the market's focus on balanced and coherent assessment systems and the Common Core state standards coincide nicely with the rollout of STAR Enterprise later in 2011.

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So, while we're cautious about the rest of this school year and probably the next, we're as optimistic as ever that our strategies, led by our products and services that are affordable, that improve teacher productivity and efficiency even with larger class sizes and that do truly make a difference will allow us to weather the short term storm and grow the company in the long term.

As a reminder, some of the areas we're focusing on as growth opportunities are new school acquisitions and school upgrades to the hosted enterprise version of our products, school improvement and demonstrating the effectiveness of our products and services in transforming low performing schools, further penetration in urban districts and enhancements to our STAR products.  We believe all these initiatives could provide substantial additional growth in the years ahead.

Our plans with respect to rolling out STAR Enterprise were ideally timed with the market's current focus on assessment.  We're enhancing the three STAR products to create enterprise versions by adding capabilities to benchmark against the new Common Core standards and existing state standards and provide specific skills data, proficiency reporting predicting state test results and instructional planning reports.

The Common Core state standards have been adopted by more than 40 states, which means that more than 75 percent of the nation's students will be educated to those standards in the next several years.  Enhancing STAR to benchmark against these standards represents a significant opportunity for us.

Similar to the growth model for AR enterprise, we expect to realize substantial incremental revenue from customers upgrading to the enterprise version by providing compelling value in the enterprise version for the higher price.  STAR Enterprise is

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priced lower than competitive products, is administered more efficiently and provides the reliable data and specific reports that educators need.

STAR is already the most widely used computer adaptive assessment program in schools today and has received the National Center on RTI's highest ratings, which is a fantastic base upon which to build with the new enterprise version.

With the balance of power shifting in Congress, most districts are cautious about spending because the landscape for federal funding is unclear and they're already coping with the decrease of stimulus and jobs bill funding.  From a state perspective, there appears to be some improvement in state tax revenues, but due to declining federal assistance, fiscal 2012 is expected to be more difficult than 2011 with many states already projecting significant budget gaps.

The next several quarters in particular may be especially challenging as schools continue a wait and see attitude with respect to next year's budget.

In addition, we face a rather tough comparable for orders next quarter, because in Q1 of 2010, we booked a large $2.9 million district deal that will be difficult to repeat.

Despite these short term economic concerns, I want to stress that we're continuing to invest in order to grow in the longer term.  We have the financial strength to invest even as our competitors are shrinking.

Mary mentioned added investments in R&D costs.  We're adding in other areas, as well.  For example, we've added a formal business development function to our organization.  As I said, we're willing to invest where appropriate to drive future growth.

Now, we'll be happy to answer any questions that you may have.

Operator?

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Operator:  Ladies and gentlemen, if you are calling as a representative of an investment firm, you are invited to ask questions at this time.

To ask a question, please press star, one on your telephone keypad.  A confirmation tone will indicate your line is in the question queue.  You may press star, two if you would like to remove your question from the queue.

For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star key.

One moment please while we poll for questions.

Our first question is from Jerry Herman with Stifel Nicolaus.  Please go ahead with your question.

Mr. Jerry Herman:  Thanks.  Good afternoon, everybody.  Hi, guys.

Mr. Glenn James:  Hi, Jerry.

Mr. Steve Schmidt:  Hi, Jerry.

Mr. Jerry Herman:  The first question's about the order rates and maybe some additional clarity on the breakdown of the 11 percent decline.  You folks mentioned hardware.  Did I miss the software order number in terms of percentage change?

Ms. Mary Minch:  I don't think we mentioned that, Jerry, but the software order change was 9 percent decline.

Mr. Jerry Herman:  It was down 9 percent, okay.

And is there a way to perhaps quantify--I know that quizzes are a relatively important piece on a legacy basis of the AR product.  Is there a way to quantify what impact is, now being offered as part of the enterprise versus purchasing them on a quarterly basis, what impact they--that may have had on orders?

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Mr. Steve Schmidt:  It's hard to give specific numbers.  We're seeing the quizzes decline obviously from those customers that are buying the subscription rather than purchasing the individual quizzes.

We continue to see some decline even from customers that are still on the quiz buying model, which we still believe is related to their plans to convert to Renaissance Place at some point, so they don't want to make too big of an investment currently.  So, that hurts.

But, it is the quiz piece that's the largest piece of the seasonal shift because Q4 and Q1 used to be really prime periods for quiz buying.  They're our highest periods for quiz purchases as schools bought quizzes as they added books throughout the year.  And of course, now, we're seeing that revenue decline as the subscription revenue ramps up.

Mr. Jerry Herman:  Steve, is there a--is it--was it a meaningful piece of the 9 percent decline?  Was it enough to move the needle at all or not really?

Mr. Steve Schmidt:  Yeah, it's a portion of that.  It's a material amount of the 9 percent.

Mr. Jerry Herman:  Okay, great.

And just a question about the school count, I think you folks referenced that there was some attrition.  But, it looks like more than 70,000 this quarter versus more than 72,000 last quarter.  Any additional color on that attrition?

Ms. Mary Minch:  A couple of comments there, Jerry - typically this would be the period when we would see some change in terms of the loss of renewal schools because our biggest renewal period is in third quarter.  So, you're going to see those all hit really at one time.

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And then, that number is a number that we develop based on our assessment of active schools.  So, we're just trying to measure who is actively using the product.  And we do that via them calling in or purchasing quizzes.  So, it's not always totally accurate.  There may be others using it that we're not aware of, but we base that number on some of the internal statistics.  So, you will see some movement in it at this time of year when we assess that active count.

Mr. Jerry Herman:  Okay.  Okay, great.

And then, a question about Common Core, and I guess in particular, STAR. Help us if you will with the current level of penetration there and what sort of pricing and revenue opportunity might be associated with Star Enterprise.

Mr. Steve Schmidt:  Sure, this is Steve.  The STAR products are used by about 45,000 schools.  And that means one or two or three of the STAR products in those schools.

Price-wise it's a fairly significant price increase in that STAR subscription currently is 99 cents per student per year.  And for the enterprise version, that will be $2.49 per student per year.

Now, there's some volume pricing package pricing if they own all three STAR products and so forth.  But generally, that 99 cents to 2.49 is the magnitude of the opportunity.

We don't expect a large amount of the STAR schools to migrate to that model.  But, like what has happened with Accelerated Reader and Accelerated Math Enterprise, over time, we expect that a major part of that customer base will move to the enterprise model, and we'll be able to realize the higher revenue from those customers.

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Mr. Jerry Herman:  Is there a particular timing in terms of the rollout of that sales initiative, or is it just in line with your typical seasonal pattern?

Mr. Steve Schmidt:  Well, we started already to promote it somewhat, but it will get to be more active from here going forward into 2011.  The product is available--enterprise is available for the next school year.  So, schools that are making decisions around what assessment product to use, adopting a new assessment product or whether they want to upgrade, we want to make sure we're in front of them during that period.  So it could affect order rates already in Q2 for sure in Q3.

 Mr. Jerry Herman:  Okay, great.

I'm gonna turn it over just in case anybody else has any questions, but I'm gonna come back if they don't.

Operator:  As a reminder, if you'd like to ask a question, please press star, one on your telephone keypad.

Okay, the next question is from Jerry Herman again.  Please go ahead.

Mr. Jerry Herman:  Hi.  Hi, I'm back.

Mr. Steve Schmidt:  Welcome back.

Mr. Glenn James:  Welcome.

Mr. Jerry Herman:  This question is a long term question, and it's about margins, operating margins in particular.  When we think about Renaissance 10 years ago or so when you were predominately the license model, you guys had margins in sort of the, you know, 30 to even mid 30 percent range.

Since then, you've added hardware, you've transitioned to enterprise.  How should we think about the long term margin potential of Renaissance as an organization?

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Mr. Steve Schmidt:  That's a good question.  I can point you to periods where I think operating margin was even above 40 percent.  But that was very much related to the model that we were operating under at that time where it was a lot of permanent licenses and ability to recognize the revenue all currently as you sold those licenses.

We expect that we can achieve margins and maintain sustainable margins in the low 30 percent range, maybe some periods above that.  But, the things that'll hold that back from us ever exceeding our peak margins are a couple of things that you mentioned Jerry, but also a greater emphasis on service revenues.

Mary pointed out that the mix of the service revenues this quarter have an impact on overall margins--on gross margins, and therefore, on operating margins.

So, as a bigger piece of our business occurs on the service side, that also lowers the margins a little bit.

But I think you know, 30, low 30 percent is, certainly well within our abilities to achieve and sustain.

Mr. Jerry Herman:  Okay, great.

And a question for you, Glenn, since you've been there for six or seven months now and you may have referenced this in your opening comments, but what do you believe to be the greatest opportunities for Renaissance?  And when I think about the way I'm asking that question, I'm thinking about the dimensions of geographic opportunity, product opportunity, service opportunity.  Maybe you will choose to reiterate some of the ones you've already mentioned, but that's the question.

Mr. Glenn James:  Well, I'd say, Jerry--I'd start by reiterating mostly what I said previously.  You know, if you look at the components of our strategy that I numerated,

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you know, I think those are on point.  Our biggest challenge around those is one of execution and timing.

There are some growth opportunities.  You talked about geography, some other things that we'll consider.

You know, I referenced the fact that we've got a business development function in place and we've got one of our senior vice presidents who's going to be overlooking that.  That brings in a whole new dimension since it's a formal and separate function now as opposed to being sort of distributed among other parts of the company.

So, we're actually going to start taking a hard look at a number of things.  The list is fairly long, but it includes, you know, both domestic and international opportunities and ways to potentially develop relationships with other companies here in the United States and elsewhere.  We'll look at acquisitions or other similar types of investments.  I mean, it's all sort of on the table.

You know, in general, I have a belief that the challenges that this industry is undergoing right now are gonna cause a lot of change that's necessary.  You know, change seldom happens during periods of comfort, and those changes, I think in large part, play to our advantage.  It's going to focus everybody back on the basics - you know, reading, writing and math.

And, you know, there's a reason why we don't do STAR Enterprise physical education, right?  It's focused on the things that matter, and we're squarely in the middle of that bull's eye.

Mr. Jerry Herman:  Great.

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And then, just one final question if I may, you folks have reasonable concentration in a couple of key states like California and Texas, Florida, Georgia.  Can you talk about your experience with those states during 2010 in terms of the revenue generation from those sources?

Ms. Mary Minch:  Sure, Jerry.  In general, those states sort of aligned with our overall order picture for the year.  We held up fairly well in all of those states throughout the year, and really, nothing significant about any of them than the overall picture.

Mr. Jerry Herman:  Okay, great.  I will turn it over.  Thank you.

Operator:  There are no further questions in queue.  I'd like to turn the call back over to management for closing comments.

Mr. Glenn James:  Thank you.

We continue to demonstrate that we're a fundamentally strong company with the right products, loyal customers, sound business model and solid financial position.  We believe these underlying strengths will continue to help us not only maintain our market share and financial results, but our intent is to accelerate growth over the next five years.

We're working on several products and strategies to help us with that goal, and we look forward to sharing the results of our efforts with you in the near future.

Thanks very much for joining us today, and we'll talk with you again in April.

Operator:  This concludes today's teleconference.  You may disconnect your lines.  Thank you for your participation.

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